Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES ANNOUNCES QUARTERLY DIVIDEND AND NEW STOCK REPURCHASE AUTHORIZATION

OMAHA, NEBRASKA, November 12, 2021 - Werner Enterprises, Inc. (NASDAQ: WERN), a premier transportation and logistics provider, is pleased to announce the following actions approved by its Board of Directors (the “Board”) on November 9, 2021.

Quarterly Dividends

The Board declared a regular quarterly cash dividend of $0.12 (twelve cents) per common share payable to shareholders of record at the close of business on January 3, 2022. This dividend will be paid on January 18, 2022.

Werner Enterprises has paid a quarterly cash dividend to its stockholders every quarter since July 1987.

Stock Repurchase Program

The Board approved a new stock repurchase program under which Werner is authorized to repurchase up to 6 million shares of its common stock. Upon approval of the new program, the Board withdrew the previous stock repurchase authorization, which had approximately 1.5 million shares remaining available for repurchase. Werner may repurchase stock from time to time depending on market, economic and other factors. The new authorization will continue in the future, unless withdrawn by the Board.

About Werner Enterprises

Werner Enterprises, Inc. (NASDAQ: WERN) delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2020 revenues of $2.4 billion, an industry-leading modern truck and trailer fleet, over 13,000 talented associates and our innovative Werner Edge technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. As an industry leader, Werner is deeply committed to promoting sustainability and supporting diversity, equity and inclusion.